ï»¿FLEXSHARES TRUST

FORM N-SAR

File No. 811-22555

Fiscal Period Ended April 30, 2016
Exhibits

Sub-Item 77Q1: Exhibits.

EX-99.77Q1(a): Copies of any material amendments to the registrant’s charter or by-laws

(a)(1) Amended and Restated Schedule A to the Amended and Restated Agreement and Declaration of Trust of FlexShares Trust, as of April 20, 2016, is incorporated herein by reference to Exhibit (a)(5) in Registrant’s Post-Effective Amendment No. 66 filed with the Commission on April 20, 2016  (Accession No. 0001193125-16-548618).

EX-99.77Q1(e): Copies of any new or amended Registrant investment advisory contracts

(e)(1) Amended and Restated Expense Reimbursement Agreement, dated March 1, 2016, by and between FlexShares Trust and Northern Trust Investment, Inc. is incorporated by reference to Exhibit (d)(15) in Registrant’s Post-Effective Amendment No. 64 filed with the Commission on February 24, 2016 (Accession No. 0001193125-16-474984).